        FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000.
                                                           REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                      TICKETMASTER ONLINE-CITYSEARCH, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                      95-4546874
(State or Other Jurisdiction of             (IRS Employer Identification Number)
Incorporation or Organization)

                      790 E. COLORADO BOULEVARD, SUITE 200
                           PASADENA, CALIFORNIA 91101
                                 (626) 405-0050
         (Address including zip code, telephone number, including area code, of Registrant's principal executive offices)

                                  CHARLES CONN
                             CHIEF EXECUTIVE OFFICER
                      790 E. COLORADO BOULEVARD, SUITE 200
                           PASADENA, CALIFORNIA 91101
                                 (626) 405-0050
          (Name, address, including zip code, and Telephone number, including area code, of agent for service)

                                   Copies to:

   Kenneth M. Doran, Esq.                           Richard A. Fink, Esq.
 Gibson, Dunn & Crutcher LLP                   Brobeck, Phleger & Harrison LLP
   333 South Grand Avenue                            38 Technology Drive
Los Angeles, California 90071                      Irvine, California 92618
       (213) 229-7000                                   (949) 790-6300

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE
========================================== ================== ================= ==================== =================
                                                              Proposed Maximum   Proposed Maximum
             Title of Shares                 Amount To Be     Aggregate Price    Aggregate Offering      Amount of
            To Be Registered                  Registered        Per Share(1)          Price           Registration Fee
------------------------------------------ ------------------ ----------------- -------------------- -----------------
Class B Common Stock,                            243,620          $42.8125         $10,429,981          $2754
    par value $.01 per share
========================================== ================== ================= ==================== =================

 (1) The price of $42.8125 was the average of the high and low prices of the Class B Common Stock on the Nasdaq National Market System on January 26, 2000, and is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

                             -----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JANUARY   , 2000


                                 243,620 SHARES


                      TICKETMASTER ONLINE--CITYSEARCH, INC.


                              CLASS B COMMON STOCK

                                ----------------

This prospectus relates to the public offering of 243,620 shares of Class B Common Stock, par value $.01 per share, of Ticketmaster Online-CitySearch, Inc. which are held by one of our current stockholders. The selling stockholder intends to employ a broker-dealer to sell its shares.

The prices at which this stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares, except as described in "Use of Proceeds."

Our Class B Common Stock is listed on the Nasdaq National Market under the symbol "TMCS." On January 26, 2000, the average high and low price of our Class B Common Stock was $42.8125 per share.

Investing in the Class B Common Stock involves risks. See "Risk Factors" beginning on page 4.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                ----------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our Class B Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class B Common Stock. In this prospectus, references to "Ticketmaster Online-CitySearch," "we," "us" and "our" refer to Ticketmaster Online-CitySearch, Inc. and its subsidiaries.



                 The date of this prospectus is January __, 2000

                                TABLE OF CONTENTS

                                                                                      PAGE

PROSPECTUS SUMMARY....................................................................1

THE COMPANY...........................................................................1

RECENT DEVELOPMENTS...................................................................2

THE OFFERING..........................................................................3

RISK FACTORS..........................................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................24

USE OF PROCEEDS......................................................................24

SELLING STOCKHOLDER..................................................................24

PLAN OF DISTRIBUTION.................................................................25

LEGAL MATTERS........................................................................26

EXPERTS..............................................................................26

WHERE YOU CAN FIND MORE INFORMATION..................................................26

INCORPORATION OF DOCUMENTS BY REFERENCE..............................................27

                                ----------------

                               PROSPECTUS SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS AND OTHER INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                   THE COMPANY

         We have combined CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corporation and began selling live event tickets and related merchandise online in November 1996. Prior to the merger, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corporation, a leading provider of live event automated ticketing services in the United States. We are integrating our local CitySearch city guides with our Ticketmaster Online live events ticketing and merchandising distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets and related merchandise on the Web for live events in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at WWW.TICKETMASTER.COM and from CitySearch owned and operated city guides at www.citysearch.com and through numerous direct links from banners and event profiles. Subject to specific limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corporation for the online sale of tickets to live events presented by Ticketmaster Corporation's clients.

         We intend to accelerate the expansion of different versions of the CitySearch city guides into new local territories. We include selected CitySearch editorial content on the Ticketmaster Online Web site, thereby providing additional information to assist purchasing decisions. We believe that by expanding our branded network of local city guides and increasing the sales of tickets sold online, our Web sites will increasingly attract local, regional and national advertisers and local consumers seeking to transact on our Web sites. We have recently expanded our Internet offerings by purchasing CityAuction, Inc., an online person-to-person auction company, two leading online personals companies, Match.com, Inc. and Web Media Ventures LLC (d/b/a One & Only Network), and the arts and entertainment portion of Sidewalk.com.

         We have two classes of authorized Common Stock outstanding, Class A Common Stock and Class B Common Stock. On December 2, 1998, we filed a Registration Statement on Form S-1 for our initial public offering of 8,050,000 shares of Class B Common Stock. As of January 10, 2000, there were approximately 52,815,836 shares of Class A Common Stock outstanding and approximately 32,139,532 shares of Class B Common Stock outstanding. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Except as otherwise required by applicable law, each share of Class A Common Stock entitles its holder to 15 votes and each share of Class B Common Stock entitles its holder to one vote on all matters submitted to a vote or for the consent of stockholders. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote or for the consent of stockholders. We have also authorized Class C Common Stock which is nonvoting and of which no shares are issued and outstanding.

         We are currently a direct, majority-owned subsidiary of Ticketmaster Corporation, an Illinois corporation, which is an indirect, wholly-owned subsidiary of USA Networks, Inc., a Delaware corporation, which is referred to in this prospectus as USAi. USAi beneficially owns 43,782,544 shares, or approximately 52%, of our total outstanding Common Stock, representing approximately 76% of the total voting power of the outstanding Common Stock.

         Our principal executive offices are located at 790 E. Colorado Boulevard, Suite 200, Pasadena, California 91101, and our telephone number at that address is (626) 405-0050.

                               RECENT DEVELOPMENTS

         INVESTMENT IN ACTIVEUSA.COM AND RACEGATE

         On December 16, 1999, we completed the purchase of 6,031,128 shares of preferred stock of ActiveUSA.com, Inc. (formerly known as RaceGate.com, Inc.), a Delaware corporation, an online participatory sports registration and information company. In connection with and immediately preceding our investment, ActiveUSA.com, Inc., a Florida corporation engaged in the same business as RaceGate.com, merged with and into a wholly owned subsidiary of RaceGate.com and pursuant to the merger RaceGate.com's name was changed to ActiveUSA.com. The total consideration we paid to ActiveUSA.com for the preferred stock is valued at $15.5 million, consisting of shares of our Class B Common Stock with a fixed value of $10 million, $2.5 million in cash, and $3.0 million in services we are to provide to ActiveUSA.com under a distribution agreement.

         Upon the closing of our investment, we issued 243,620 shares of our Class B Common Stock to ActiveUSA.com. These shares have been deposited into escrow and are being registered pursuant to this prospectus. Pursuant to our agreement with ActiveUSA.com, the escrow agent will deliver $10 million of the net proceeds from the sale of the shares to ActiveUSA.com and the remainder, if any, of the net proceeds will be delivered to us. If the net proceeds from the sale of the shares are less than $10 million, we will make up the difference to ActiveUSA.com in cash. In the event the sale of the shares is expected to generate net proceeds in excess of $10 million, ActiveUSA will elect to sell only that number of shares which are expected to yield net proceeds of $10 million. At any time prior to the sale of the shares, we have the option to pay ActiveUSA.com $10 million in cash and have the shares returned to us.

         INVESTMENT BY TICKETMASTER CORPORATION

         On December 1, 1999, Ticketmaster Corporation purchased 1,302,401 shares of our Class B Common Stock for an aggregate purchase price of $40,000,000. The purchase price per share of approximately $30.71 represents the average closing price of our Class B Common Stock over the five trading days immediately preceding the investment.

                                  THE OFFERING

THE FOLLOWING SUMMARIZES THE SELLING STOCKHOLDER'S OFFERING OF OUR CLASS B COMMON STOCK.


Class B Common Stock to be offered
by the selling stockholder.................................  243,620 shares

Common Stock to be outstanding after the offering:
         CLASS A COMMON STOCK..............................  52,815,836 shares
         CLASS B COMMON STOCK..............................  32,139,532 shares

         Total Common Stock................................  84,955,368 shares

Use of Proceeds............................................  We will not receive any proceeds from the sale of the shares, except as
                                                             described in "Use of Proceeds."

Nasdaq National Market Symbol..............................  TMCS

         The information concerning outstanding Common Stock above is as of January 10, 2000. Each share of Class A Common Stock automatically converts into one share of Class B Common Stock upon transfer.

         Unless otherwise stated, all information contained in this prospectus excludes:

         (1) 1,896,582 shares of Class A Common Stock issuable upon the exercise of options outstanding at January 10, 2000 at a weighted average price of $5.04 per share under our 1996 Stock Plan;

         (2) 3,709,643 shares of Class B Common Stock issuable upon the exercise of options outstanding at January 10, 2000 at a weighted average price of $24.39 per share under our 1998 Stock Plan;

         (3) 1,991,275 shares of Class B Common Stock issuable upon the exercise of options outstanding at January 10, 2000 at a weighted average price of $39.38 per share under our 1999 Stock Plan; and

         (4) an aggregate of 2,199,191 shares of Class B Common Stock available for future grant or issuance as of January 10, 2000 under our 1998 Stock Plan, our 1999 Stock Plan and our 1998 Employee Stock Purchase Plan.

                                  RISK FACTORS

         An investment in our Class B Common Stock offering is very risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing the Class B Common Stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described below, may cause actual results to differ materially from anticipated results.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE OR MAINTAIN PROFITABILITY.

         We incurred net losses of $17.2 million and $72.4 million for the eleven months ended December 31, 1998 and the nine months ended September 30, 1999, respectively. We expect to expend significant financial and management resources on the roll-out of our service in new CitySearch owned and operated and partner- led markets, site and content development on our CitySearch.com, CityAuction.com, Match.com and Ticketmaster.com sites, integration of the CitySearch, CityAuction, Match.com, One & Only Network and Ticketmaster Online services, strategic relationships, technology and operating infrastructure. As a result, we expect to incur significant additional losses and continued negative cash flow from operations for the foreseeable future.

         We believe that our future profitability and success will depend in large part on, among other things:

               - our ability to generate sufficient revenues from online ticketing, online auctions, sales of our Web sites to businesses and from the licensing of our technology and business systems to partners setting up our services in partner-led markets;

               - the ability of Ticketmaster Corporation to maintain existing relationships and enter into new relationships with live event venues, sports franchises, promoters and other clients for which it sells live event tickets;

               - the ability of Ticketmaster Corporation to obtain or retain for us the right to sell live event tickets and related merchandise online;

               - our ability to effectively maintain existing relationships with our media partners;

               - our ability to successfully enter into new strategic relationships for distribution and increased usage of our services;

               -    our ability to provide superior customer service;

               - our ability to continue to develop and upgrade our technologies and commercialize our services incorporating these technologies; and

               - and our ability to generate sufficient online traffic and sales volume to achieve profitability.

         As a result of the merger of Ticketmaster Online and CitySearch in September 1998, we recorded a significant amount of goodwill which will adversely affect our earnings and profitability for the foreseeable future. We recorded an aggregate of $315.9 million of goodwill and other intangibles, $154.8 million of which related to the transaction in which Ticketmaster Group, Inc. became a wholly-owned subsidiary of USAi, and is to be amortized through 2008, and $161.1 million of which related directly to the merger of Ticketmaster Online and CitySearch and is to be amortized through 2003. In addition, our acquisitions of CityAuction, Match.com and One & Only resulted in an aggregate of $107.1 million in goodwill which will be amortized through 2004. To the extent the amount of recorded goodwill is increased or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill recorded during these time periods, the period of amortization could be shortened, which may further increase annual amortization charges. In this case, our business, financial condition and results of operations could be materially and adversely affected. In addition, our acquisition of the Sidewalk assets resulted in $333 million of amortizable allocated value to the assets, which will be amortized over five years.

         Furthermore, we completed our initial public offering in December 1998 and have a limited history as a company with public reporting obligations. We are hiring additional management personnel and are expanding our operating systems to address these reporting obligations. To the extent these expenditures precede and are not subsequently followed by increased revenues, our business, financial condition and results of operations could be materially and adversely affected.

OUR ONLINE TICKETING SERVICE IS DEPENDENT UPON OUR RELATIONSHIP WITH TICKETMASTER CORPORATION

         In connection with the merger of CitySearch and Ticketmaster Online, Ticketmaster Online, Ticketmaster Corporation and USAi entered into a license agreement which designates, subject to certain limitations, Ticketmaster Online as Ticketmaster Corporation's exclusive agent for online live event ticket sales and as its non-exclusive agent for the online sale of merchandise.

         For the foreseeable future, we anticipate that a majority of our revenues will be derived from the online sale of tickets. We also expect that we will continue to derive a substantial portion of our revenues from per ticket convenience charges and per order handling charges paid by consumers in connection with online purchases of tickets to live events presented or promoted by clients of Ticketmaster Corporation We do not have contractual relationships with the entities for which our Ticketmaster Online service sells tickets as Ticketmaster Corporation's agent and we are restricted under the license agreement from having such relationships, whether with current Ticketmaster Corporation clients or its potential clients. Accordingly, our future revenues and business success are dependent on Ticketmaster Corporation's ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients.

         For the year ended December 31, 1998, Ticketmaster Corporation processed ticket sales for over 3,750 clients. Approximately 20% of Ticketmaster Corporation's client contracts are subject to renewal each year. We are dependent upon Ticketmaster Corporation's ability to enter into and maintain client contracts on terms that are favorable to Ticketmaster Corporation and our Ticketmaster Online service. There can be no assurance that Ticketmaster Corporation will be able to enter into or maintain client contracts on such terms.

         All of our online ticket sales are processed through Ticketmaster Corporation's systems. Under the license agreement, Ticketmaster Corporation is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of the license agreement. The license agreement obligates Ticketmaster Corporation to process a specified number of tickets sold online each year through December 31, 2001. As a result, our future online ticketing revenues are dependent upon Ticketmaster Corporation's ability to process online ticket sales in an accurate and timely manner. While we believe that, due to our perpetual right to serve as Ticketmaster Corporation's exclusive agent for online live event ticket sales, Ticketmaster Corporation has a substantial interest in its relationship with us, there can be no assurance that Ticketmaster Corporation will provide fulfillment services to us in excess of the requirements of the license agreement and, in particular, after December 31, 2001.

         Our ability to generate ticket and merchandise sales on our Ticketmaster Online Web sites is also dependent in part on Ticketmaster Corporation's ability to maintain and enhance the Ticketmaster brand name.
Any failure on the part of Ticketmaster Corporation to maintain its existing base of clients, to establish relationships with new clients upon terms favorable to our Ticketmaster Online service, to obtain or retain for us the right to sell tickets and merchandise online for Ticketmaster Corporation's clients, to process our online ticket sales in a timely and accurate manner or at levels necessary to support our business or to maintain and enhance the Ticketmaster brand name would have a material adverse effect on our business, financial condition and results of operations.

WE ARE CONTROLLED BY USAI.

         We are currently a direct, majority-owned subsidiary of Ticketmaster Corporation, which is an indirect wholly-owned subsidiary of USAi. As of January 10, 2000, USAi owned approximately 52% of our total outstanding Common Stock, representing approximately 76% of the total voting power of our total outstanding Common Stock. As a result of its ownership of Class A Common Stock, USAi generally has the ability to control the outcome of any matter submitted for the vote or consent of our stockholders, except where a separate vote of the holders of Class B Common Stock is required by Delaware law. Subject to applicable Delaware law, USAi is generally not restricted with regard to its ability to control the election of our directors, to cause the amendment of our Amended and Restated Certificate of Incorporation, or generally to exercise a controlling influence over our business and affairs. This control relationship may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of the Class B Common Stock.

         Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest in us, without offering to our other stockholders the opportunity to participate in such a transaction. In the event of a sale of USAi's interest to a third party, that third party may be able to control us in the manner that USAi is able to control us, including the ability to control the election of directors.

         USAi is currently controlled by Barry Diller, who is also a director of our company. Mr. Diller is the Chairman and Chief Executive Officer of USAi. Under stockholder and governance agreements with Liberty Media and Universal Studios, two other significant USAi stockholders, Mr. Diller generally has the right to control the outcome of any matter requiring the approval of USAi stockholders, other than with respect to specified fundamental changes relating to USAi or its subsidiaries. To engage in these fundamental changes, the approval of each of Mr. Diller, Liberty Media and Universal Studios is generally required. Copies of the governance and stockholders agreements among USAi, Universal Studios, Liberty Media and Mr. Diller have been filed with the Securities and Exchange Commission as Appendices B and C, respectively, to USAi's Definitive Proxy Statement, dated January 12, 1998 and are available from the SEC. Mr. Diller does not have an employment agreement with USAi, although he has been granted options to purchase a substantial number of shares of USAi common stock. The vesting of the unvested portion of these options, which should occur in the next two years, is conditioned on Mr. Diller remaining at USAi. If Mr. Diller no longer serves in his positions at USAi, generally Universal Studios and Liberty Media will be able to control USAi. Any change in the governance, management, operations or business of USAi could have a material adverse effect on our relationship with USAi and Ticketmaster Corporation, and could materially and adversely affect our business, financial condition and results of operations.

CONFLICTS OF INTEREST MAY ARISE BETWEEN OUR COMPANY AND USAI.

         Conflicts of interest may arise between us, including our Ticketmaster Online service, on the one hand, and USAi and its affiliates, including Ticketmaster Corporation, on the other hand, in areas relating to past, ongoing and future relationships and other matters. These also include:

               -    corporate opportunities;

               -    indemnity arrangements;

               -    tax and intellectual property matters;

               -    potential acquisitions or financing transactions;

               - sales or other dispositions by USAi of shares of the our Class A Common Stock held by it; and

               - the exercise by USAi of its ability to control our management and affairs.

         These conflicts also may include disagreements regarding our license agreement with Ticketmaster Corporation, including possible amendments to, or waivers of provisions of, the agreement. Due to USAi's ability to control our board of directors and subject to Delaware law, USAi may be able to effect amendments without seeking the approval of any other party. These amendments, modifications or waivers may adversely affect our business, financial condition and results of operations.

         Ownership interests of our directors or officers in the USAi common stock, or service as both a director or officer of us and a director, officer or employee of USAi, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USAi. Several of the members of our board of directors are also directors, officers or employees of USAi.

         In addition, USAi is engaged in a diverse range of media and entertainment- related businesses, including businesses engaged in electronic and online commerce including Home Shopping Network and its USA Interactive business. These businesses may have interests that conflict or compete in some manner with our businesses. Subject to applicable Delaware law, USAi is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us except as expressly provided by our license agreement with Ticketmaster Corporation. Our Amended and Restated Certificate of Incorporation also includes provisions which provide that:

               - USAi shall have no duty to refrain from engaging in the same or similar activities or lines of our business, thereby competing with us;

               - USAi, its officers, directors and employees shall not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with us; and

               - USAi shall have no duty to communicate or offer corporate opportunities to us and shall not be liable for breach of any fiduciary duty as a stockholder of us in connection with these opportunities, provided that the relevant procedures set forth in our Amended and Restated Certificate of Incorporation are followed.

         There can be no assurance that any conflicts that may arise between us and USAi, any loss of a corporate opportunity to USAi that might otherwise be available to us, or any engagement by USAi in any activity that is similar to our businesses will not have a material adverse effect on our business, financial condition and results of operations or our other stockholders.

USAI MAY SELL A SIGNIFICANT PORTION OF OUR COMMON STOCK THAT IT OWNS WHICH COULD ADVERSELY EFFECT THE PRICE OF OUR STOCK.

         Subject to applicable federal securities laws, USAi may sell a significant portion of the shares of Class A Common Stock beneficially owned by it or distribute any or all of its shares of Class A Common Stock to its stockholders. At January 10, 2000, USAi's holdings represented approximately 52% of the outstanding Common Stock, representing approximately 76% of the voting power of our total outstanding Common Stock. Pursuant to our Amended and Restated Certificate of Incorporation, each share of Class A Common Stock will generally be converted automatically into one share of Class B Common Stock upon any transfer by the initial registered holder. Any sales or distributions by USAi of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that these sales or distributions could occur, could adversely affect the prevailing market prices for our Class B Common Stock. USAi is not subject to any obligation to retain any portion of its controlling interest in us. We have not granted to USAi any registration rights with respect to the shares of our Common Stock owned by it.

OUR FUTURE OPERATIONS DEPEND ON THE SUCCESSFUL INTEGRATION OF OUR COMPONENT COMPANIES.

         Before the transactions that combined CitySearch and Ticketmaster Online, these companies operated independently and Ticketmaster Online operated as a wholly-owned subsidiary of Ticketmaster Corporation and USAi. CityAuction, Match.com and One & Only Network also operated independently prior to their acquisition by us. Our future success will depend to a significant extent on the efficient, effective and timely integration of the operations of these companies. This integration includes the combination of different business models, different technologies and personnel with different expertise and backgrounds and the development of services in which CitySearch's local content, CityAuction's auction functionality, Match.com's and One & Only Network's Internet personals technology and Ticketmaster Online's live event-specific content and transactional capabilities are integrated with each other. To the extent we close additional acquisitions, we will need to integrate those companies as well.

         We are also evaluating our existing technologies and our ability to support the expanded range of products and services we are expected to offer. We are currently linking the Ticketmaster Online ticketing service more closely with some of our CitySearch city guides and promoting CityAuction's, Match.com's and One & Only Network's services throughout the city guides. We have not executed this integration in the past, and this integration could require adaptation of existing technologies or development of new technologies. There can be no assurance that we will be able to coordinate either operational or technological integration effectively or efficiently with these entities. If we do not effectively accomplish the integration of the companies' operations or lose any key employees from these companies, our business, financial condition and results of operations could be materially and adversely affected.

WE MAY HAVE FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING ON ACCEPTABLE TERMS.

         We expect to continue to experience significant negative cash flow from operations for the foreseeable future. USAi has no obligation or agreement to provide any future capital or other funding to us. We may be required to raise additional funds at some point in the future. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to our stockholders or us. If this financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE REVENUES ARE DIFFICULT TO PREDICT AND WE EXPECT OUR OPERATING RESULTS TO FLUCTUATE.

         As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our future revenues. Our current and future expense levels are based predominantly on our operating plans and estimates of future revenues and are to a large extent fixed. For example, the CitySearch business model, particularly in our owned and operated markets, requires significant staffing to develop content and to create and maintain relationships with small- and medium-size businesses. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, financial condition and results of operations. Furthermore, we currently intend to increase our operating expenses to roll out our CitySearch service in new markets, to fund increased sales and marketing and customer service operations, to further develop our technology infrastructure, to integrate our local content with the event-specific content and transactional capabilities of our Ticketmaster Online service and to broaden our management personnel. To the extent these expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and net anticipated losses in a given quarter may be greater than expected.

         We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our operating results include, but are not limited to:

               - Ticketmaster Corporation's ability to maintain and increase the number of clients for which it provides online ticketing services;

               - the ability of our partners to meet roll-out schedules for CitySearch city guide services;

               - the timing and amount of license and royalty payments from our partners;

               - our ability to increase the volume of online ticket sales through the Ticketmaster Online Web site;

               - our ability to offer our online ticketing services through our city guides in our partner-led markets on terms acceptable to us;

               - our ability to increase the number of users of the CityAuction service and revenues generated from auctions;

               - our ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction;

               - the timing and volume of new business Web site orders and our capacity to meet such orders;

               - our ability to maintain or increase current rates of sales productivity;

               - the announcement or introduction of new or enhanced sites and services by us or our competitors;

               -    the amount of traffic on our online sites;

               - the amount of expenditures for online advertising by businesses;

               - the level of use of the Web and online services and consumer acceptance of the Internet for services such as those offered by us;

               - our ability to upgrade and develop our systems and attract personnel in a timely and effective manner;

               - the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure, technical difficulties, system downtime or Internet brownouts;

               - political or economic events affecting the cities in which we operate; and

               -    general economic conditions.

         Unfavorable changes in any of the above factors could adversely affect our revenues, gross margins and results of operations in future periods. In addition, we derive a majority of our Ticketmaster Online revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and this revenue is directly affected by the popularity, frequency and location of these events. Factors affecting the demand for and attendance of these events include general economic conditions, consumer trends and work stoppages. Any occurrence or condition that results in decreased attendance or demand for these entertainment, sporting and leisure events would likely have a material adverse effect on our business, financial condition and results of operations.

         As a result of the foregoing, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. The foregoing factors are largely unpredictable and our quarterly results of operations may be below the expectations of public market analysts or investors in some future period.

WE COMPETE IN NEW AND EMERGING MARKETS AND OUR SERVICES MAY NOT GAIN WIDESPREAD ACCEPTANCE IN THESE MARKETS.

         The markets for our services have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce competing services. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. It is therefore difficult to predict the size and future growth rate, if any, of these markets.

         There can be no assurance that the markets for our services will develop or that demand for our services will emerge or become economically sustainable. For example, the success of our Ticketmaster Online service will depend on the willingness of consumers to purchase tickets to live events and related merchandise online and our ability to significantly increase online traffic and sales volume. The success of the CityAuction service will depend, in part, on users' willingness to post and purchase goods or services online. The success of Match.com's and One & Only Network's service will depend on the willingness of single adults to subscribe to online dating services. The success of CitySearch's city guide service will depend, in part, on the willingness of local businesses to pay for custom business Web sites developed by us and to retain the service, which in turn may depend on the popularity of the guides to consumers and on the actual or perceived revenues attributable to the services. If the markets for our services fail to develop or develop more slowly than anticipated or we are not successful in gaining widespread acceptance in these markets, our business, financial condition and results of operations could be materially and adversely affected.

OUR TURNOVER RATE OF BUSINESS CUSTOMERS FOR THE CITYSEARCH SERVICE IS HIGHER THAN WE INITIALLY HAD ANTICIPATED AND, IF IT DOES NOT IMPROVE, OUR CITYSEARCH SERVICE WILL SUFFER.

         The turnover rate of business customers using our CitySearch service has been higher than we had anticipated, and we cannot provide assurance that turnover rates will decrease and will not in the future materially and adversely affect our business, financial condition and results of operations. Specifically, the turnover rate has been higher than we expected due to several factors, including:

               - our early belief that our services would be suited to a broader base of business customers;

               - the challenges of proving advertising value to a broad range of small businesses that may not have significant experience with online services;

               - our continuing refinements to our sales, production and customer service processes to meet the needs of our business customers; and

               - our initial underestimation of the need for continuous marketing support of our business customers.

         We cannot provide assurance that businesses will elect to outsource the design, development and maintenance of their Web sites to services such as CitySearch. Businesses may elect to perform such tasks internally, particularly if third-party providers of such services prove to be unreliable, ineffective, too expensive or if software companies offer user-friendly and cost-effective tools for such purpose. In the event that a significant number of businesses internalize tasks, our business, financial condition and results of operations could be materially and adversely affected.

WE DEPEND ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

         Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Web and online services as an effective medium of commerce by consumers. The rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon. There can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Web and online services as a medium of commerce, particularly for purchasing tickets to live events and related merchandise.

         Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty, and there are relatively few proven services and products to date. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including:

               - continued growth in the number of Internet users and users of such services;

               -    concerns about transaction security;

               - continued development of the necessary technological infrastructure; and

               -    the development of complementary services and products.

         If the Web and online services do not become a viable commercial marketplace, our business, financial condition and results of operations would be materially and adversely affected.

THE SUCCESS OF OUR CITYSEARCH SERVICE DEPENDS IN PART ON ESTABLISHING AND MAINTAINING STRATEGIC RELATIONSHIPS WITH LOCAL MEDIA COMPANIES

         An important element of our past business strategy with respect to the CitySearch service was to enter into agreements with local media companies to establish and support city guides. We have entered into agreements with media companies to address opportunities. In these "partner-led" markets, we develop and design a city guide for local media companies and license certain intellectual property to these companies in exchange for certain up-front and continuing license payments and royalty payments. These royalty payments are based on the amount of revenues generated by these companies through the partner-led city guides. While we do not currently anticipate that royalty payments from these agreements will constitute an increasing portion of our revenues in future periods, because of the long-term nature of our agreements with existing partner-led markets our success will continue to depend in part upon the ability of our partners to generate revenue through their city guides.

         Under the terms of our agreements with our media company partners, we have very limited control over the amount of time and financial resources that a partner devotes to the launch of a city guide or over the day-to-day operations and management of the city guide, including the marketing and sale of business Web sites to potential business customers. Some of our agreements also grant exclusivity in certain territories. There can be no assurance that our partners that are in the process of developing new city guides or any future partners will launch their sites in a timely manner, or at all, or that if launched, such sites will generate revenues consistent with our expectations. Furthermore, we are unable to accurately forecast our revenues to be derived from these agreements with the partners. The exclusivity provisions in some of our agreements also place certain limitations on our ability to license our intellectual property to other partners. In addition, some of our agreements with our media company partners may be terminated for failure to meet performance criteria. Any failure by one of our proposed partner-led city guides to launch in a timely manner or by one of our existing partner-led city guides to generate sufficient revenues, or a failure by us to enter into or to renew agreements with media company partners on terms favorable to us or early termination of certain existing agreements could have a material adverse effect on our business, financial condition and results of operations.

         We have entered into a license and services agreement with Classified Ventures, pursuant to which we license elements of our technology and business systems to Classified Ventures and provide services in automotive and real estate classified advertising categories. We receive significant revenues from licensing and service fees under this agreement. Under this agreement, we are restricted from entering into certain classified advertising markets and from licensing our technology and business systems to competitors of Classified Ventures. Our inability to compete with Classified Ventures or to license technology to competitors of Classified Ventures may have a material adverse effect on our business, financial condition and results of operations.

         In our owned and operated markets, we have entered into co-promotion or distribution agreements with a number of television, radio, print media and online companies. Some of these agreements are of a short duration and there can be no assurance that our co-promotion or distribution partners with respect to the CitySearch business will not terminate their agreements with us or that we will secure additional co-promotion or distribution partners in the future which could have a material adverse effect on our business, financial condition and results of operations.

OUR TICKETMASTER ONLINE SERVICE ALSO RELIES ON STRATEGIC RELATIONSHIPS.

         Our Ticketmaster Online service is to an extent dependent on its and Ticketmaster Corporation's relationships with certain strategic partners relating to the sharing of certain Ticketmaster Online Web site and user links. We hope to derive significant benefits, including increased revenues and consumer awareness, from these relationships. The arrangements also include, in certain cases, non-competition provisions that restrict our ability to engage in similar activities on our own or with other partners. There can be no assurance that these relationships will continue, that the relationships will be successful in any respect or that we will be able to find suitable additional or replacement strategic partners. The failure of these relationships could have a material adverse effect on our business, financial condition and results of operations.

A SHORTAGE OF TRAINED SALES PERSONNEL WOULD LIMIT OUR ABILITY TO SELL OUR SERVICES.

         We currently derive and, for the foreseeable future, intend to derive a substantial portion of our revenues from sales of business Web sites to local businesses in markets in which we own and operate CitySearch city guides. We depend on our direct sales force to sell business Web sites in these markets. The creation of new revenue from CitySearch's city guide service and our roll-out in additional cities requires the services of a highly trained sales force working directly for us. Accordingly, a shortage in the number of trained salespeople could limit our ability to sell business Web sites as we roll out our service in new cities or to maintain or increase our number of business customers in cities in which we already operate. We have in the past and expect in the future to experience a high rate of turnover in our direct sales force. There can be no assurance that turnover will not increase in the future or have a material adverse effect on our sales, which could have a material adverse effect on our business, financial condition and results of operations.

         In addition, we currently derive a portion of our Ticketmaster Online revenues from the sale of banner advertising and sponsorships. A shortage in the number of trained salespeople could limit our ability to sell additional banner advertising or sponsorships or renew existing sponsorship or advertising relationships, which could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON KEY PERSONNEL AND NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL.

         Our success depends to a significant degree upon the continued contributions of our executive management team, including Charles Conn, our Chief Executive Officer, John Pleasants, our President, and Dan Marriott, our Executive Vice President, Corporate Strategy and Development. The loss of the services of Messrs. Conn, Pleasants, Marriott or other members of our management team could have a material adverse effect on our business, financial condition and results of operations. In addition, the Ticketmaster Online service has been managed historically by the management of Ticketmaster Corporation. Our success will depend upon a successful completion of the transition of the Ticketmaster Online management responsibility to our senior management team.

         Our employees, including our senior officers, may voluntarily terminate their employment with us at any time, and competition for qualified employees is intense. Our success also depends upon our ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

WE MUST MAINTAIN AND PROMOTE OUR BRANDS TO BE SUCCESSFUL.

         We believe that maintaining and promoting the CitySearch brand and, to a lesser extent, the CityAuction and Match.com brands, are critical to our efforts to attract consumers and business customers to our sites. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of our brands will depend largely on our success, and, to a lesser extent, the success of our media company partners, in providing high quality Internet content.

         Under the terms of our agreements with media company partners, we have very limited control over the content provided on the CitySearch partners' sites. If consumers and business customers do not perceive the content of our or our partners' existing sites to be of high quality, we may be unsuccessful in promoting and maintaining the CitySearch brand. Furthermore, not all of our partners promote the CitySearch brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from our owned and operated sites may be confused by the differences in interface or navigation, and this confusion may inhibit our ability to develop our brand and network.

         In order to attract and retain consumers and business customers, and to promote our brands in response to competitive pressures, we have found it necessary to increase our budget for content and to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either we or our media company partners are unable to provide high quality content or otherwise fail to promote and maintain our brands or if we incur excessive expenses in an attempt to improve our content or promote and maintain our brands, our business, financial condition and results of operations could be materially and adversely affected.

WE MUST CONTINUE TO RAPIDLY ROLLOUT OUR CITYSEARCH SERVICE IN ADDITIONAL CITIES IN THE UNITED STATES AND INTERNATIONALLY TO BE SUCCESSFUL.

         Our future success will depend to a significant extent on our ability, on our own and with partners, to continue to rapidly roll out the CitySearch local city guide service in additional cities in the United States and internationally. As of January 10, 2000, we have launched our local city guide service in 43 metropolitan areas and have launched a national city guide site with some local content in an additional 34 cities in the U.S. and we intend to expand our service in additional cities in the United States and internationally. There can be no assurance that we will be able to continue to launch our CitySearch service in additional markets in a cost-effective or timely manner or in accordance with our planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage our reputation or the CitySearch brand.

         The continued rollout of the CitySearch service or future services offered by us will also require significant additional expenses and will strain our management, financial and operational resources. In particular, the continued launch of the CitySearch service in additional cities will require us to expand and upgrade our technology infrastructure and business systems, including our enterprise management system and our business Web site production system. There also can be no assurance that the existing technology used with respect to our Ticketmaster Online service will be able to accommodate increased volumes of traffic and transactions that may arise in the future. Expansion of our technology capabilities could result in significant expenses. Moreover, the strain placed on our resources by simultaneous launches of the CitySearch service in multiple cities and our efforts to integrate CitySearch's local content with the event-specific content and transactional capabilities of Ticketmaster Online and the product specific content of the CityAuction, Match.com, One & Only Network and Sidewalk asset acquisitions may adversely affect the roll-out schedule or quality of the service in a particular city. Our failure to launch the CitySearch service in new markets in a timely and cost effective manner in accordance with our planned schedule or the lack of market acceptance of new services would have a material adverse effect on our business, financial condition and results of operations.

OUR FIXED PRICE CONTRACTS EXPOSE US TO COST OVERRUNS AND OTHER RISKS.

         The services we offer to CitySearch business customers typically consist of the design, implementation, hosting and maintenance of customized Web sites, for which the customers are billed on a fixed-price basis, consisting of an up-front fee and monthly fees. Our failure to estimate accurately the resources and time required for providing such services, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete the services within budget, on time and to clients' satisfaction would expose us to risks associated with cost overruns and customer dissatisfaction.

THE MARKETS IN WHICH WE SELL OUR SERVICES ARE INTENSELY COMPETITIVE AND OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE FAIL TO GROW OUR MARKET SHARE OR OTHERWISE FAIL TO SUCCESSFULLY COMPETE IN THESE MARKETS.

         The markets for local interactive content and services, the selling of live event tickets and related merchandise and our other services are highly competitive and diverse. CitySearch's primary competitors include Digital City, Inc., a company wholly owned by America Online, Inc., Tribune Company, Cox Interactive, Knight Ridder's Real Cities and InfoSpace. CitySearch also competes with numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors which focus on a specific category or geography and compete with specific content offerings provided by us. Furthermore, additional major media and other companies with financial and other resources greater than ours may introduce new Internet products addressing the local interactive content and service market in the future.

         Ticketmaster Corporation's and Ticketmaster Online's online services compete with event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online, including Tickets.com and Ticketweb.com. In certain specific geographic regions, including certain of the local markets in which CitySearch provides or intends to provide our local city guide service, one or more of Ticketmaster Corporation's and our Ticketmaster Online service's competitors may serve as the primary ticketing service in the region. We believe that our Ticketmaster Online service will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. In addition, there can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, substantially all of the tickets sold through our Ticketmaster Online Web site are also sold by Ticketmaster Corporation by telephone and through independent retail outlets. These sales by Ticketmaster Corporation could have a material adverse effect on our online sales, and as a result, on our business, financial condition and results of operations.

         The online dating services market is very competitive. Match.com's and One & Only Network's primary competitors include FriendFinder, Inc. and Matchmaker.com, Inc., both of whom charge subscribers fees for use of their services. In addition, Match.com and One & Only Network face significant competition from online dating services which are free to subscribers and which are offered by most major portal sites, including Yahoo! Inc., Excite Inc. and America Online, Inc., among others.

         We believe that the principal competitive factors for all our services include:

               -    depth, quality and comprehensiveness of content;

               -    ease of use;

               -    distribution;

               -    search capability; and

               -    brand recognition.

         Many of our competitors have greater financial and marketing resources than we and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that we will be able to successfully compete against our current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

WE NEED TO SUCCESSFULLY INTRODUCE NEW SERVICES TO GROW OUR BUSINESS.

         We expect to continue to introduce new and expanded services in order to generate additional revenues, attract more businesses and consumers, and respond to competition. We also offer services facilitating the purchase of goods by consumers from CitySearch's business customers or others. A key element of our strategy is to technologically enable our city guides so that consumers and our business customers can buy and sell goods and services online through our city guides. We have limited experience in building e-commerce functionality with our city guides. There can be no assurance that we will be able to offer e-commerce or other new services in a cost-effective or timely manner or that our efforts would be successful. Furthermore, any new service launched by us that is not favorably received by consumers could damage our reputation or our brand names. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. If we do not generate revenues from expanded services sufficient to offset their costs, our business would suffer.

WE HAVE RECENTLY EXPERIENCED AND ARE CURRENTLY EXPERIENCING RAPID GROWTH AND OUR INABILITY TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

         Our businesses have grown rapidly in recent periods. The growth of these businesses and expansion of our consumer bases have placed a significant strain on our management and operations. The growth of our businesses has resulted, and is expected in the future to result, in the growth in the number of our employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. Our success will depend to a significant extent on the ability of our executive officers and other members of senior management to operate effectively, both independently and as a group. To manage our growth, we must continue to implement and improve operational, financial and management information systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that we will be able to manage recent or any future expansions successfully, and any failure by us to do so could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that our CitySearch, CityAuction, Match.com (including the One & Only Network) or Ticketmaster Online services will be able to sustain the rate of expansion that each has experienced in the past.

OUR SERVICES ARE SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO CONTINUE TO DEVELOP COMPELLING CONTENT.

         Our success depends in part, upon our ability to deliver compelling interactive content on our CitySearch service, such as local events information, recreation, business, shopping, professional services and news/sports/weather and online ticketing services. We need to develop this content in order to attract consumers with demographic characteristics valuable to CitySearch's business customers. Our success also depends on our ability to develop and integrate compelling content with existing ticketing capabilities on our Ticketmaster Online Web site.

         There can be no assurance that we will be successful in developing new content and services or enhancing CitySearch's existing local city guide service, or the Ticketmaster Online, CityAuction, Match.com or One & Only Network services on a timely basis, or that such content and services will effectively address consumer requirements and achieve market acceptance. If we, for technological or other reasons, are unable to develop and enhance our local interactive content and services in a manner compatible with emerging industry standards and that allows us to attract, retain and expand a consumer base possessing demographic characteristics attractive to CitySearch's business customers, Ticketmaster Online's advertisers and sponsors, and CityAuction's, Match.com's and One & Only Network's users, our business, financial condition and results of operations would be materially and adversely affected.

OUR BUSINESS DEPENDS ON THE INCREASED USAGE OF AND THE STABILITY OF THE
INTERNET.

         The usage of the Internet for services such as those offered by us will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for usage of the Internet for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. If the Internet fails to stimulate user interest and be accessible to a broad audience at moderate costs, the markets for our services would be jeopardized.

         Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Internet has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. If the Internet fails to support an increasing number of users due to inadequate infrastructure or otherwise, the development of the Internet as a viable source of local interactive content and services would be severely limited, which could materially and adversely affect the acceptance of our services.

OUR PLANS TO EXPAND INTERNATIONALLY WILL REQUIRE US TO DEVELOP LOCALIZED VERSIONS OF OUR SITES AND ADDRESS OTHER RISKS OF OPERATING INTERNATIONALLY.

         A key component of our strategy is to continue to expand our services into international markets. We expect to expend significant financial and management resources to operate overseas and, with respect to the CitySearch service, create localized user interfaces through the launch of additional partner-led markets. We believe Ticketmaster Corporation intends to continue to expand its operations outside of the United States, which will require additional resources from our Ticketmaster Online service to the extent it distributes tickets online in those markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, our business, financial condition and results of operations will be materially and adversely affected. There can be no assurance that our partners or we will be able to successfully market or sell our services in these international markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in conducting business on an international level, such as:

               - unexpected changes in regulatory requirements, tariffs and other trade barriers;

               -    difficulties in staffing and managing foreign operations;

               -    political instability;

               -    currency rate fluctuations; and

               -    potentially adverse tax consequences.

         There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.

OUR BUSINESS RELIES ON THE PERFORMANCE OF OUR SYSTEMS AND THE PERFORMANCE AND AVAILABILITY OF THIRD PARTY SYSTEMS.

         The satisfactory performance, reliability and availability of our city guides, online ticketing services, auction services, Internet personals services and our network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Web sites and advertisements purchased and reduce the attractiveness of our CitySearch local city guides, CityAuction, Match.com and One & Only Network services, and Ticketmaster Online's online services to business customers and consumers. Our services have experienced system interruptions in the past and we believe that such interruptions will continue to occur from time to time in the future.

         Any substantial increase in traffic on our services will also require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our services may cause unanticipated system disruptions and result in slower response times.

         In addition, our Ticketmaster Online operations are substantially dependent upon services and infrastructure provided by Ticketmaster Corporation that enable Ticketmaster Online to access information on ticket and merchandise inventory, events and consumers maintained by Ticketmaster Corporation. In addition,

Ticketmaster Corporation has agreed to provide all order processing, payment processing and fulfillment services for tickets to live events and merchandise ordered through Ticketmaster Online pursuant to the terms and subject to the limitations of our license agreement. Any discontinuation or disruption of these services by Ticketmaster Corporation would be disruptive to the Ticketmaster Online business and would likely have a material adverse effect on our business, financial condition and results of operations.

         We use a custom-developed system for our Ticketmaster Online ticketing operations and certain aspects of transaction processing. Ticketmaster Online has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on our online sites or the number of tickets purchased by consumers will require us to continue to expand and upgrade further Ticketmaster Online technology, transaction- processing systems and network infrastructure.

         The Ticketmaster Online service has experienced, and we expect to continue to experience, temporary capacity constraints due to sharply increased traffic for certain events, which may cause unanticipated system disruptions, slower response times and degradation in levels of service. In addition, to the extent we experience delays in processing ticketing confirmations and reporting accurate financial information, our operations would be adversely affected. There can be no assurance that our Ticketmaster Online service's transaction-processing systems and network infrastructure will be able to accommodate such increases in traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites. In addition, there can be no assurance that we will be able to effectively upgrade and expand our Ticketmaster Online transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

SECURITY BREACHES OF OUR NETWORK SYSTEMS WOULD SIGNIFICANTLY ADVERSELY AFFECT OUR BUSINESS.

         A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers credit card numbers. In addition, we maintain an extensive confidential database of consumer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by us to protect consumer transaction and personal data contained in our database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

         Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by us, no cardholder signature is obtained. There can be no assurance that we will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGES THAT CHARACTERIZE THE INTERNET AND THE ONLINE COMMERCE INDUSTRY.

         The Internet and the online commerce industry are characterized by the following:

               -    rapid technological change;

               -    changes in user and customer requirements and preferences;

               - frequent new product and service introductions embodying new technologies; and

               - the emergence of new industry standards and practices that could render our existing online sites and proprietary technology and systems obsolete.

         The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, upon our ability:

               -    to enhance our existing services;

               - to develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

               - to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that we will successfully use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected.

INFORMATION DISPLAYED ON OR ACCESSED FROM OUR WEB SITES MAY SUBJECT US TO LIABILITY.

         We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the CitySearch, CityAuction, Match.com, One & Only Network or Ticketmaster Online sites or on sites operated by our partners. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain our general liability insurance at current levels, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, financial conditions and results of operations.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES OR IF WE ARE SUBJECT TO LITIGATION.

         We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We do not hold any patents. We pursue the registration of certain of our key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available online.

         We have licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we have licensed in the past, and expect that we may license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of our brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations.

         There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against us.

         We license the trademark "CitySearch" from a third party, and there can be no assurance that we will be able to continue to license the trademark on terms acceptable to us.

         We license the trademark "Ticketmaster" and related trademarks from Ticketmaster Corporation pursuant to our license agreement with Ticketmaster Corporation. We may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations. We are dependent upon Ticketmaster Corporation to maintain and assert its rights to the trademarks and defend infringement claims, if any.

IF WE FAIL TO COMPLY WITH THE LAWS AND REGULATIONS THAT GOVERN OUR SERVICES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as:

               -    user privacy;

               -    pricing;

               -    content;

               -    taxation;

               -    copyrights;

               -    distribution;

               -    antitrust; and

               -    characteristics and quality of products and services.

         Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations. Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.

         Our Ticketmaster Online service is regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way our Ticketmaster Online service does business, including bills that would regulate the amount of convenience charges and handling charges, are introduced from time to time in federal, state and local legislative bodies. We are unable to predict whether any such bills will be adopted and, if so, whether such legislation would have a material effect on our business, financial condition and results of operations.

WE MAY BE SUBJECT TO GOVERNMENTAL INVESTIGATIONS AND LITIGATIONS.

         From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corporation's compliance with antitrust, unfair business practice and other laws. In 1994, the Antitrust Division of the Department of Justice commenced an investigation, which was concluded in 1995 with no enforcement action being taken against Ticketmaster Corporation. Ticketmaster believes it has not taken any action which is improper. In addition, we are a party to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business. While the outcomes of these proceedings are uncertain, we do not currently expect that they will have a material adverse effect on our business, financial condition or results of operations.

         During 1994, Ticketmaster Corporation was named as a defendant in 16 federal class action lawsuits filed in United States District Courts purportedly on behalf of consumers who were alleged to have purchased tickets to various events through Ticketmaster Corporation. These lawsuits alleged that Ticketmaster Corporation's activities violated antitrust laws. On December 7, 1994, the Judicial Panel on Multidistrict Litigation transferred all of the lawsuits to the United States District Court for the Eastern District of Missouri for coordinated and consolidated pretrial proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster Corporation filed a motion to dismiss and, on May 31, 1996, the District Court granted that motion ruling that the plaintiffs had failed to state a claim upon which relief could be granted. On April 10, 1998, the United States Court of Appeals for the Eighth Circuit issued an opinion affirming the district court's ruling that the plaintiffs lack standing to pursue their claims for damages under the antitrust laws and held that the plaintiffs' status as indirect purchasers of Ticketmaster Corporation's services did not bar them from seeking equitable relief against Ticketmaster Corporation. Discovery on the plaintiffs' remanded claim for equitable relief is ongoing in the District Court and a trial date of July 17, 2000 has been set. On July 9, 1998, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court seeking review of the decision dismissing their damage claims. Plaintiff's petition for writ of certiorari in the United States Supreme Court was denied on January 19, 1999.

         Ticketmaster Corporation has stated that the Court's affirmance of the decision prohibiting plaintiffs from obtaining monetary damages against Ticketmaster Corporation eliminates the substantial portion of plaintiffs' claims. With respect to injunctive relief, the Antitrust Division of the United States Department of Justice had previously investigated Ticketmaster Corporation for in excess of 15 months and closed its investigation with no suggestion of any form of injunctive relief or modification of the manner in which Ticketmaster Corporation does business.

         In March 1995, MovieFone, Inc. and The Teleticketing Company, L.P. filed a complaint against Ticketmaster Corporation in the United States District Court for the Southern District of New York. Plaintiffs allege that they are in the business of providing movie information and teleticketing services, and that they are parties to a contract with Pacer Cats
Corporation, a wholly owned subsidiary of Wembley plc, or the Pacer Cats, to provide teleticketing services to movie theaters. Plaintiffs also allege that, together with Pacer Cats, they had planned to begin selling tickets to live entertainment events, and that Ticketmaster Corporation, by its conduct, frustrated and prevented plaintiffs' ability to do so. Plaintiffs further allege that Ticketmaster Corporation has interfered with and caused Pacer
Cats to breach its contract with plaintiffs. The complaint asserts that Ticketmaster Corporation's actions violate Section 7 of the Clayton Act and Sections 1 and 2 of the Sherman Act, and that Ticketmaster Corporation tortiously interfered with contractual and prospective business relationships and seeks monetary and injunctive relief based on such allegations. Ticketmaster Corporation filed a motion to dismiss. The court heard oral argument on September 26, 1995. In March 1997, prior to the rendering of any decision by the Court on Ticketmaster Corporation's motion to dismiss, Ticketmaster Corporation received an amended complaint in which the plaintiffs assert essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. Ticketmaster Corporation filed a motion to dismiss the amended complaint in April 1997, which is scheduled to be heard on January 28, 2000. Some of the claims in this litigation are similar to claims that were the subject of an arbitration award in which MovieFone was a claimant and Pacer Cats a respondent. Among other things, the award included damages from Pacer Cats to MovieFone of approximately $22.75 million before interest and an injunction against some entities, which may include affiliates of Ticketmaster Corporation, restricting or prohibiting their activity with respect to aspects of the movie teleticketing business for a specified period of time. Neither USAi, Ticketmaster Corporation, nor any entity owned or controlled by Ticketmaster Corporation, were parties to the arbitration. In May 1998, MovieFone filed a petition in New York state court to hold an entity affiliated with Ticketmaster Corporation in contempt of the injunction provision of the arbitration award on the grounds that such entity is a successor or assignee of, or otherwise acted in concert with, Pacer Cats. In November 1998, the court ruled that the Ticketmaster
Corporation affiliate is bound by the arbitrators' findings that it is the successor to Pacer Cats and, as such, liable for breaches committed by Pacer Cats and subject to the terms of the arbitration award's injunction. The court further found that the Ticketmaster Corporation affiliate had violated the injunction and awarded MovieFone approximately $1.38 million for losses it incurred as a result of such violations. On May 17, 1999, the Ticketmaster Corporation affiliate posted a bond to stay enforcement of the damage award for violations of the injunction. Further, on July 9, 1999, the Ticketmaster Corporation affiliate filed a motion for declaratory judgment that it is not in violation of the injunction by respecting the rights and refusing to interfere with the operation of American Movie Cinemas, Inc., a third party that is the owner of certain ticketing software currently maintained by the Ticketmaster Corporation affiliate. On July 20, 1999, MovieFone filed a cross-motion for further contempt sanctions requesting that the court hold the Ticketmaster Corporation affiliate in contempt and award damages based on MovieFone's allegation that the Ticketmaster Corporation affiliate is in violation of the injunction. The Ticketmaster Corporation affiliate denies that it is in violation of the injunction. The court held a hearing on December 21, 1999, and extended the injunction for six months to June 30, 2000.

         On July 22, 1999, a class action entitled ANTHONY MASON V. TICKETMASTER LLC; TICKETMASTER CORPORATION, TICKETMASTER GROUP, INC.; TIME CONSUMER SERVICE, INC. AND JOHN DOES 1-10 was filed in the United States District Court for the Northern District of Illinois. The plaintiff alleges that Ticketmaster engages in unlawful business practices in connection with offering "Entertainment Weekly" and "Sports Illustrated" to consumers. The complaint, which alleges that Ticketmaster's policies violate 39 U.S.C. 3009 (mailing of unordered merchandise) and Section 2 of the Illinois Consumer Fraud and Deceptive Business Practices Act, seeks restitution, damages, punitive damages and attorney's fees. Ticketmaster believes that these allegations have no merit.

         On December 17, 1999, a purported class action entitled Adriana Garza v. Southwest Ticketing, Inc., Ticketmaster L.L.C., Ticketmaster Group and May Department Stores was filed against Ticketmaster, alleging that a consumer was charged a surcharge for using a credit card to purchase ticket at a Ticketmaster outlet in Hidalgo County, Texas. Ticketmaster offers a discount for cash purchases in Hidalgo

County, Texas. Ticketmaster offers a discount for cash purchases in accordance with state law. Ticketmaster denies the allegations.

         There can be no assurance that we, Ticketmaster Online or Ticketmaster Corporation or our affiliates will not become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against us, Ticketmaster Online or Ticketmaster Corporation or our affiliates could limit or prevent Ticketmaster Online from engaging in its online ticketing business or subject us to potential damage assessments, all of which could have a material adverse effect on our business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of our management and other personnel from productive tasks, which could have a material adverse effect on our business, financial condition or results of operations.

ANY ACQUISITIONS THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         As part of our business strategy, we intend to make acquisitions of or significant investments in, complementary companies, products or technologies. For example, we recently completed our acquisitions of CityAuction, Match.com, One & Only Network and the Sidewalk assets. In addition, we made investments in foodline.com, an online restaurant reservation company, FairMarket, Inc., an online auction company, and ActiveUSA.com, an online participatory sports reservation and registration company. These acquisitions and investments and any future acquisitions and investments are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

               - the difficulty of assimilating the operations and personnel of the acquired companies;

               -    the potential disruption of our ongoing business;

               - the diversion of resources from our existing businesses, sites and technologies;

               - the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services;

               - additional expense associated with amortization of acquired intangible assets;

               - the maintenance of uniform standards, controls, procedures and policies; and

               - the impairment of relationships with employees and customers as a result of any integration of new management personnel.

         There can be no assurance that we would be successful in overcoming these risks or any other problems encountered with such acquisitions. Our inability to overcome such risks could dilute our stockholder value and materially adversely affect our operating results.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE DO NOT MAINTAIN THE VALUE OF OUR DOMAIN NAMES.

         We currently hold and license various Web domain names relating to our brand, including the "citysearch.com", "cityauction.com", "match.com", "ticketmaster.com" and "sidewalk.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT MAY AFFECT THE PRICE OF OUR
STOCK.

         Our Restated Certificate of Incorporation and the Restated Bylaws and Delaware General Corporation Law Section 203 contains provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of our incumbent management. These provisions include the right of the holders of the Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock and provide that the stockholders may not call special meetings. In addition, our Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share, with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our Common Stock. Although we have no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management, or otherwise adversely affect the market price for the Class B Common Stock. Although such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         As described in more detail in "Summary--Recent Developments," pursuant to our agreement with ActiveUSA.com, the escrow agent will deliver $10 million of the net proceeds from the sale of the shares to ActiveUSA.com and the remainder, if any, of the net proceeds will be delivered to us. If the net proceeds from the sale of the shares are less than $10 million, we will make up the difference to ActiveUSA.com in cash. In the event the sale of the shares is expected to generate net proceeds in excess of $10 million, ActiveUSA will elect to sell only that number of shares which are expected to yield net proceeds of $10 million. At any time prior to the sale of the shares, we have the option to pay ActiveUSA.com $10 million in cash and have the shares returned to us. We will use any amounts received from the escrow account for general corporate purposes, including working capital. See the discussion under the caption entitled "Selling Stockholder."

                               SELLING STOCKHOLDER

         As of January 10, 2000, the selling stockholder, ActiveUSA.com, Inc., owned 243,620 shares of our Class B Common. These shares represent less than 1% of our equity. There can be no assurance that the selling stockholder will sell all or any of the shares offered hereby.

         The shares described above were originally issued by us in connection with our investment in ActiveUSA which is described more fully under "Prospectus Summary--Recent Developments." The shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. The shares are being registered by us pursuant to the Series D Preferred Stock Purchase Agreement, dated November 17, 1999 by and among us, ActiveUSA.com, Inc. and certain other parties.

         The shares have been issued in name of ActiveUSA.com and deposited in an escrow account. Pursuant to our agreement with ActiveUSA.com, the escrow agent will deliver $10 million of the net proceeds from the sale of the shares to ActiveUSA.com and the remainder, if any, of the net proceeds will be delivered to us. If the net proceeds from the sale of the shares are less than $10 million, we will make up the difference to ActiveUSA.com in cash. In the event the sale of the shares is expected to generate net proceeds in excess of $10 million, ActiveUSA will elect to sell only that number of shares which are expected to yield net proceeds of $10 million. At any time prior to the sale of the shares, we have the option to pay ActiveUSA.com $10 million in cash and have the shares returned to us.

         In connection with our investment in ActiveUSA, we also entered into a three year content licensing and distribution agreement with ActiveUSA pursuant to which we will feature ActiveUSA content on the CitySearch web sites and provide services and advertising to ActiveUSA.com.

                              PLAN OF DISTRIBUTION

         The selling stockholder (and its respective donees, distributees, pledgees and personal representative(s)) may, from time to time, offer for sale and sell or distribute the shares of our Class B Common Stock offered hereby in transactions executed on the Nasdaq National Market, in negotiated transactions, or through other means. The selling stockholder under some circumstances might be deemed an underwriter under the Securities Act of 1933. As a precaution against such a possibility, the selling stockholder intends to deliver prospectuses to its purchasers in accordance with Section 5 of the Securities Act of 1933. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the selling stockholder. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchased by a broker-dealer as principal and resold by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of shares of our Class B Common Stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of our Class B Common Stock short and deliver the shares offered hereby to close out such short positions. In connection with the foregoing transactions, the selling stockholder may be required to deliver this prospectus. The selling stockholder or such other broker-dealers that require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may effect sales of the pledged shares, in each case pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholder will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholder. All other expenses incurred in connection with the registration of the shares offered hereby, including SEC registration fees, printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares offered hereby will be borne by us. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We have agreed to indemnify the selling shareholder against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act of 1933.

         We have undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earliest to occur of (i) all shares offered hereby being sold pursuant to the registration statement or (ii) the three month anniversary of the date on which the registration statement of which this prospectus constitutes a part was declared effective by the SEC. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the shares offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act of 1933 or pursuant to an effective registration statement thereunder.

                                  LEGAL MATTERS

         The validity of our Class B Common Stock to be offered in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters in connection with the offering will be passed upon for the selling stockholder by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                     EXPERTS

         The consolidated financial statements of CitySearch, Inc. at December 31, 1996 and 1997 and for the period from September 20, 1995 (date of formation) to December 31, 1995 and for the years ended December 31, 1996 and 1997, and the financial statements of Ticketmaster Online-CitySearch, Inc. (Ticketmaster Online) (formerly Ticketmaster Multimedia Holdings, Inc.) at January 31, 1998 and December 31, 1998 and for the years ended January 31, 1996 and 1997 and the eleven month period ended December 31, 1998, incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at:

         -        Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;

         -        7 World Trade Center, Suite 1300, New York, New York 10048;
                  and

         - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661.

You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies and other persons that file electronically with the SEC. The SEC's Internet web site address is http:\\www.sec.gov. You may inspect reports and other information that we file at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement, which includes this prospectus, contains additional information about our company and the shares to be sold by the selling stockholder. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the
SEC:
         -        Annual Report on Form 10-K for the year ended December 31,
                  1998

         -        Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1999

         -        Quarterly Report on Form 10-Q for the quarter ended June 30,
                  1999

         -        Quarterly Report on Form 10-Q for the quarter ended September
                  30, 1999

         -        Current Report on Form 8-K filed on April 29, 1999

         -        Current Report on Form 8-K filed on August 3, 1999

         -        Current Report on Form 8-K filed on September 29, 1999

         -        Current Report on Form 8-K filed on January 28, 2000

         - The description of our Class B Common Stock contained in our Registration Statement on Form 8-A (File No. 000-25041) filed on November 6, 1998, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description

         We are also incorporating by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the prospectus and the termination of the offering of the shares offered hereby. You may request a copy of these filings at no cost, by writing or telephoning us at the following address and phone number:

                      Ticketmaster Online-CitySearch, Inc.
                          Attn: Chief Financial Officer
                      790 E. Colorado Boulevard, Suite 200
                           Pasadena, California 91101
                            Telephone: (626) 405-0050


         You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                 243,620 SHARES


                      TICKETMASTER ONLINE--CITYSEARCH, INC.


                              CLASS B COMMON STOCK

                                ----------------





Until ___________, 2000 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We will pay all expenses incident to the offering and sale to the public of the shares being registered including any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table except commissions, discounts and transfer taxes. All of the amounts shown are estimates, except for the SEC registration fee:

                                                                                                  AMOUNT
                                                                                                  TO BE
                                               ITEM                                                PAID
-----------------------------------------------------------------------------------------      -------------
   SEC Registration fee..................................................................           $ 2,754

   Accounting fees and expenses..........................................................             5,000

   Legal fees and expenses...............................................................            15,000

   Nasdaq listing fees ..................................................................             4,900

   Blue Sky fees and expenses............................................................             1,000

   Transfer agent and registrar fees.....................................................               500

   Miscellaneous.........................................................................             5,000
                                                                                               -------------

Total....................................................................................           $34,154
                                                                                               =============

ITEM 15.            INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in certain limited situations. These provisions do not limit or eliminate our rights or any of our stockholder's rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 16.            EXHIBITS

         EXHIBIT
         NUMBER                       EXHIBIT TITLE                                                                 NOTES
         -------                      -------------                                                                 -----
           2.1      Agreement and Plan of Reorganization, among CitySearch, Inc., MB Acquisition Corporation,
                    MetroBeat, Inc., Mark Davies and Joshua White, dated May 31, 1996.                               (A)*

           2.2      Amended and Restated Agreement and Plan of Reorganization, among CitySearch, Inc.,
                    Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc., Ticketmaster Corporation and
                    Ticketmaster Multimedia Holdings, Inc., dated August 12, 1998.                                   (A)

           2.3      Agreement and Plan of Reorganization, dated January 8, 1999, by and among Ticketmaster
                    Online--CitySearch, Inc., Nero Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele
                    and Monica Lee as amended.                                                                       (B)

           2.4      Agreement and Plan of Reorganization, dated as of February 8,1999, by and among USA
                    Networks, Inc., Ticketmaster Online-CitySearch, Inc., Lycos, Inc., USA Interactive Inc.,
                    Lemma, Inc. and Tycho, Inc. (the "Merger Agreement"), including Form of Certificate of
                    Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock of
                    USA/Lycos Interactive Networks, Inc. (Exhibit B to the Merger Agreement).                        (C)

           2.5      Exchange Agreement by and among Cendant Corporation, Cendant Intermediate Holdings, Inc.
                    and Ticketmaster Online--CitySearch, Inc. dated as of May 14, 1999.                              (D)

           2.6      Agreement and Plan of Reorganization dated June 10, 1999 among Ticketmaster
                    Online--CitySearch, Web Media Ventures LLC (dba One & Only Network) and William Bunker,
                    David Kennedy and Glenn Wiggins.                                                                 (D)

           2.7      Agreement and Plan of Merger by and among Sidewalk.com, Inc., Microsoft Corporation and
                    the Registrant, dated as of July 19, 1999.                                                       (E)

           4.1      Specimen Class B Common Stock Certificate.                                                       (F)

           4.2      Form of Class B Common Stock Purchase Warrant of the Registrant to be delivered upon
                    closing of the Sidewalk acquisition (3,000,000 shares).                                          (E)

           4.3      Form of Class B Common Stock Purchase Warrant of the Registrant to be delivered upon
                    closing of the Sidewalk acquisition (1,500,000 shares).                                          (E)

           5.1 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.

          23.1      Consent of Independent Auditors.

          23.2      Consent of Counsel (included in Exhibit 5.1).

          24.1      Power of Attorney (included on signature page).

-------------------------

* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(C) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on form 8-K filed by USA Networks, Inc. (File No. 000-20570) with the Commission on February 26, 1998.

(D) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(E) Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Report on Form 10-Q filed with the Commission on August 16, 1999.

(F) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.

ITEM 17.            UNDERTAKINGS.

         A.   UNDERTAKING PURSUANT TO RULE 415


         The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.


         B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.   UNDERTAKING IN RESPECT OF INCORPORATED ANNUAL AND QUARTERLY
              REPORTS


         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D.   UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         E.   UNDERTAKING PURSUANT TO RULE 430a

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.


         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, California, on the 28th day of January, 2000.

                                TICKETMASTER ONLINE-CITYSEARCH, INC.

                                By:        /s/ Charles Conn
                                   ----------------------------------------
                                              Charles Conn
                                         Chief Executive Officer


                              POWER OF ATTORNEY


         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Charles Conn, Brad Serwin and Thomas McInerney, jointly and severally, his attorney-in-fact, each with the power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 28th day of January 2000.


                 SIGNATURE                                   TITLE                              DATE
---------------------------------------      ---------------------------------------      ----------------
/s/ Charles Conn                             Chief Executive Officer (Principal           January 28, 2000
---------------------------------------      Executive Officer) and Director
Charles Conn


/s/ Thomas Mcinerney                         Chief Financial Officer, Executive Vice      January 28, 2000
---------------------------------------      President, Finance and Treasurer
Thomas McInerney                             (Principal Financial and Accounting
                                             Officer)


/s/ Barry Baker                              Director                                     January 28, 2000
---------------------------------------
Barry Baker


/s/ Terry Barnes                             Director                                     January 28, 2000
---------------------------------------
Terry Barnes


/s/ Barry Diller                             Director                                     January 28, 2000
---------------------------------------
Barry Diller


/s/ Joseph Gleberman                         Director                                     January 28, 2000
---------------------------------------
Joseph Gleberman



/s/ William Gross                            Director                                     January 28, 2000
---------------------------------------
William Gross


/s/ Lawrence Jacobson                        Director                                     January 28, 2000
---------------------------------------
Lawrence Jacobson


/s/ Victor A. Kaufman                        Director                                     January 28, 2000
---------------------------------------
Victor A. Kaufman


/s/ Robert Kavner                            Director                                     January 28, 2000
---------------------------------------
Robert Kavner


/s/ Dara Khosrowshahi                        Director                                     January 28, 2000
---------------------------------------
Dara Khosrowshahi


/s/ William D. Savoy                         Director                                     January 28, 2000
---------------------------------------
William D. Savoy


/s/ Alan Spoon                               Director                                     January 28, 2000
---------------------------------------
Alan Spoon


/s/ Thomas Unterman                          Director                                     January 28, 2000
---------------------------------------
Thomas Unterman


                                INDEX TO EXHIBITS


         EXHIBIT
         NUMBER                                            EXHIBIT TITLE                                            NOTES
         -------                                           -------------                                            -----
           2.1      Agreement and Plan of Reorganization, among CitySearch, Inc., MB Acquisition Corporation,
                    MetroBeat, Inc., Mark Davies and Joshua White, dated May 31, 1996.                               (A)*

           2.2      Amended and Restated Agreement and Plan of Reorganization, among CitySearch, Inc.,
                    Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc., Ticketmaster Corporation and
                    Ticketmaster Multimedia Holdings, Inc., dated August 12, 1998.                                   (A)

           2.3      Agreement and Plan of Reorganization, dated January 8, 1999, by and among Ticketmaster
                    Online--CitySearch, Inc., Nero Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele
                    and Monica Lee as amended.                                                                       (B)

           2.4      Agreement and Plan of Reorganization, dated as of February 8,1999, by and among USA
                    Networks, Inc., Ticketmaster Online-CitySearch, Inc., Lycos, Inc., USA Interactive Inc.,
                    Lemma, Inc. and Tycho, Inc. (the "Merger Agreement"), including Form of Certificate of
                    Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock of
                    USA/Lycos Interactive Networks, Inc. (Exhibit B to the Merger Agreement).                        (C)

           2.5      Exchange Agreement by and among Cendant Corporation, Cendant Intermediate Holdings, Inc.
                    and Ticketmaster Online--CitySearch, Inc. dated as of May 14, 1999.                              (D)

           2.6      Agreement and Plan of Reorganization dated June 10, 1999 among Ticketmaster
                    Online--CitySearch, Web Media Ventures LLC (dba One & Only Network) and William Bunker,
                    David Kennedy and Glenn Wiggins.                                                                 (D)

           2.7      Agreement and Plan of Merger by and among Sidewalk.com, Inc., Microsoft Corporation and
                    the Registrant, dated as of July 19, 1999.                                                       (E)

           4.1      Specimen Class B Common Stock Certificate.                                                       (F)

           4.2      Form of Class B Common Stock Purchase Warrant of the Registrant to be delivered upon
                    closing of the Sidewalk acquisition (3,000,000 shares).                                          (E)

           4.3      Form of Class B Common Stock Purchase Warrant of the Registrant to be delivered upon
                    closing of the Sidewalk acquisition (1,500,000 shares).                                          (E)

           5.1 Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered.

          23.1      Consent of Independent Auditors.

          23.2      Consent of Counsel (included in Exhibit 5.1).

          24.1      Power of Attorney (included on signature page).


-------------------------
* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(C) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on form 8-K filed by USA Networks, Inc. (File No. 000-20570) with the Commission on February 26, 1998.

(D) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(E) Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Report on Form 10-Q filed with the Commission on August 16, 1999.

(F) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.